EXHIBIT 23.2

Consent of the Independent Registered Public Accounting Firm

The Board of Directors
MB Financial, Inc.:

We consent to the use of our report dated February 20, 2004 with respect to the consolidated balance sheets of MB Financial, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

Chicago, Illinois
November 5, 2004